Park City Group Selected by Top 50 Supermarket Chain Food City

PARK CITY, UT – August 9, 2010 – Park City Group (OTCBB: PCYG), a developer of patented retail supply chain solutions and services, today announced that it has been selected by Food City, ranked among the nation’s 50-largest supermarket chains, for its Consumer Driven Sales Optimization TM (“CDSO”) platform to capture, manage, analyze and share critical data with its partners in an effort to improve out-of-stocks and reduce cost across the retailer’s supply chain.  As part of this selection, Park City Group will deploy its technology for coverage and connectivity of 105 retail stores.

“We are excited to have been selected by Food City, one of the nation’s premier supermarket chains, for our unique and multi-faceted retail supply chain optimization solution,” said Randall K. Fields, Chairman & CEO of Park City Group.  “This installation represents Park City Group’s 17th retail hub, and the largest deployment for a single customer to date when we consider the ability of the platform to enable collaboration with both direct-store-delivery and select warehouse suppliers.  With our ability to support Food City and its supplier community with solutions from Scan Based Trading to forecasting and replenishment, we truly believe this is the dawning of a new age for the alignment of interest between retailer and supplier beginning with point-of-sale data as the focal point to drive sales and cost improvements.”

In support of all Food City locations in Kentucky, Tennessee and Virginia, Park City Group will deploy its unique collaborative based trading platform.  This platform provides the ability to connect Food City and its suppliers from the retail shelf on back into their respective supply chains to enhance decisions that range from improving inventory mix and in-stock positions at the shelf to more timely and responsive replenishment processes.  By providing such visibility starting with consumer takeaway at the shelf, Food City looks to enhance the consumer shopping experience while reducing cost associated with working capital for both them and their supplier partners among other benefits.

“We are excited about this opportunity to partner with Park City Group to help us more effectively engage our supplier community and leverage data in the manner that best serves our shoppers.  We expect, over time, this model to be the standard to govern how commerce will be conducted between the retail and supplier community to the mutual benefit of both parties and we are proud to be a leader with such a comprehensive business process,” said Steven C. Smith, Food City President/CEO.

About K-VA-T Food Stores, Inc. (Food City’s parent company):

Headquartered in Abingdon, Virginia, K-VA-T Food Stores operates 105 retail food outlets throughout the tri-state regions of Southeast Kentucky, Southwest Virginia and Northeast Tennessee. K-VA-T is ranked 39th on the latest (2009) Progressive Grocer's list of America's 50 Largest Supermarket Chains, 55th on Supermarket News Top 75 Retailers (2010) with nearly 1.8 billion dollars in sales, and 291st on Forbes Magazine's America’s Largest Private Companies (2009).

About Park City Group

Park City Group (OTCBB: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while enabling lower inventory levels for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world.  Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provide store level visibility and set the supply chain in motion. And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

Park City Group is the only company to provide robust, collaborative supply chain, merchandising and store level solutions for both retailers and suppliers.  Its solutions and services enable retailers and suppliers to work collaboratively as strategic partners to reduce out-of-stocks, shrink, inventory and labor while improving profits, efficiencies, and customer service.  These innovative solutions provide trading partners a common platform on which they can capture, manage, analyze and share critical data, bringing greater visibility throughout the supply chain, and giving them the power to make better and more informed decisions.

For more information, go to www.parkcitygroup.com.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K for the year ended June 30, 2009, its quarterly report on Form 10-Q for the quarter ended September 30, 2009, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

IR Contact:

Jordan M. Darrow

Darrow Associates, Inc.

631-367-1866

jdarrow@darrowir.com